Exhibit 99.4

Wm. Wrigley Jr. Company Announces Third Quarter and Nine Month Results and Dividend Declaration

CHICAGO – October 25, 2005 – The Wm. Wrigley Jr. Company (NYSE:WWY) announced today results for the three month and nine month periods ended September 30, 2005.  Diluted earnings per share versus a year ago were up 1 cent or 2% in the quarter and up 20 cents or 12% in the nine months, including a restructuring charge of 2 cents related to a previously announced supply chain realignment. Earnings in both reporting periods also reflect the slightly dilutive impact of the Company’s acquisition of the Altoids®, Life Savers®, Creme Savers® and Sugus® brands which closed as of June 26, 2005.

Wrigley sales were up 16% in the quarter and 14% in the nine months on worldwide volume gains of 20% and 14% respectively. In addition to solid core gum volumes, Wrigley’s new confectionery brands contributed about two-thirds of the volume gain in the quarter and approximately a third of the volume gain year-to-date.

“Wrigley’s core business is performing well around the globe. The integration of the Altoids, Life Savers, Creme Savers and Sugus brands is going smoothly, and we are investing in and laying the strategic groundwork for reenergizing these brands,” said Ron Waters, Chief Operating Officer. “As expected, the acquisition of the new brands, including the impact of interest expense, was slightly dilutive in the period, and the restructuring costs associated with our supply chain realignment also negatively impacted earnings.  We are confident that the successful execution of these two major initiatives will make us a stronger competitor in the broader confectionery arena and contribute to long-term stockholder value.”

Sales and Gross Margins

Global sales for the third quarter rose to $1.1 billion, an increase of $146 million or 16% from a year ago.  In addition to strong volume growth of Wrigley’s core gum business, Wrigley’s newly acquired confectionery brands contributed approximately 9 percentage points of the sales gain. Translation of foreign currencies to a weaker U.S. dollar contributed approximately 1 percentage point to the third quarter sales increase.

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Sales and Gross Margins continued…

Quarterly sales in North America increased 30%, driven by higher overall shipments and year-over-year performance of Orbit® and Extra® brands in the U.S., and Extra and Excel® brands in Canada. Wrigley’s newly acquired confectionery brands – sales of which are concentrated in the U.S. – contributed over three-fourths of the sales gain. In Wrigley’s EMEAI region (principally Europe), sales were up 6%, driven by strong performance in Central and Eastern Europe, in particular increased shipments of Orbit and incremental contribution from the launch of Eclipse® in Russia late last year. Currency also provided a slight lift. In Asia, sales were up 23% on double-digit shipment growth in China, Taiwan, Hong Kong and Vietnam, as well as a small contribution from currency.

For the nine months, consolidated net sales were $3.1 billion, up $366 million or 14% from 2004.  Year-to-date sales gains were driven by shipment growth in Wrigley’s core business, with 5 percentage points of the sales gains coming from acquisitions, and a 3 percentage point contribution from translation of foreign currencies to a weaker U.S. dollar. Including the impact of acquisitions, sales in North America were up 14%, EMEAI sales grew by 10% and Asia was up 30%.

Consolidated gross margins were 53.7% in the quarter and 55.8% in the nine months, a decline from a year ago of 170 and 20 basis points, respectively. The restructuring charge in the period contributed 60 basis points of the decline in the quarter and 20 basis points in the nine months. These supply chain costs, combined with the impact of new confectionery brands, more than offset margin gains due to slightly lower costs for Wrigley’s core business.

Operating Profits and Net Earnings

Consolidated operating profits in the quarter grew by 11%.  Profitability increases reflect higher worldwide shipments and the positive impact of currency, moderated, in part, by restructuring costs and investment in selling infrastructure, brand support and innovation for both Wrigley’s core business and the new confectionery brands. Quarterly net earnings increased $4 million or 3% to $129 million.  Diluted net earnings per share were $0.57, up 1 cent or 2% from the same period a year ago.  Currency contributed 2 cents to the earnings per share increase.

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Operating Profits and Net Earnings continued…

In the nine months, consolidated operating profits were up 15%, due to strong business performance and contributions from currency, partially offset by continued investment in the business and the impact of the acquisition and supply chain realignment.  Year-to-date 2005 net earnings were up $47 million or 13% to $423 million.  Diluted net earnings per share increased 20 cents or 12% to $1.87.  Currency contributed 6 cents to the earnings per share increase in the nine months.

Dividend Declaration

At their regular meeting held in Chicago, the Board of Directors of the Wrigley Company declared a regular dividend of $0.28 on each share of Common Stock and each share of Class B Common Stock for the three-month period beginning February 1, 2006.  These dividends are payable on February 1, 2006 to stockholders of record of each class of stock outstanding at the close of business on January 16, 2006.

The Wrigley Company is a recognized leader in the confectionery field and the world’s largest manufacturer and marketer of chewing gum, with global sales of more than $4.0 billion.  The Company markets its world-famous brands in more than 180 countries.  Three of these brands – Wrigley’s Spearmint®, Juicy Fruit®, and Altoids® – have heritages stretching back more than a century.  Other brands include Doublemint®, Life Savers®, Big Red®, Boomer®, Pim Pom®, Winterfresh®, Extra®, Freedent®, Hubba Bubba®, Orbit®, Excel®, Creme Savers®, Eclipse®, Airwaves®, Alpine®, Solano®, Sugus®, Cool Air®, and P.K. ®.

FROM:	WM. WRIGLEY JR. COMPANY
	Christopher Perille, Senior Director – Corporate Communications	Phone: (312) 645-4077
	Kelly McGrail, Director – Corporate Communications	Phone: (312) 645-4754

We may from time-to-time, in this document or documents incorporate by reference into this document, discuss our expectations regarding future events.  Statements and financial disclosure contained herein and in the documents incorporated by reference herein that are not historical facts are forward-looking statements with the meaning of the Private Securities Litigation Reform Act of 1995.  These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial conditions, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, us.  Forward-looking statements generally will be accompanied by words such as “anticipate”, “believe”, “could”, “estimate”, “forecast”, “intend”, “may”, “possible”, “potential”, “predict”, “project” or other similar words, phrases or expressions.  Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary.  Some of the important factors that could cause actual results to differ materially form the forward-looking statements are set forth in Exhibit 99(i) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, such list not being all inclusive, and are incorporated herein by reference.

STATEMENT OF CONSOLIDATED EARNINGS
WM. WRIGLEY JR. COMPANY

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Net sales	$1,062,388,000	916,675,000	$3,052,962,000	$2,686,732,000
Cost of sales	485,986,000	409,150,000	1,344,556,000	1,183,371,000
Restructuring charges	6,136,000	—	6,136,000	—

Gross profit	570,266,000	507,525,000	1,702,270,000	1,503,361,000

Selling, general and administrative expense	366,863,000	323,676,000	1,070,338,000	953,673,000

Operating income	203,403,000	183,849,000	631,932,000	549,688,000

Interest expense	(14,559,000)	(805,000)	(16,841,000)	(2,431,000)
Other income	1,918,000	1,920,000	7,227,000	5,631,000

Earnings before income taxes	190,762,000	184,964,000	622,318,000	552,888,000

Income taxes	61,044,000	59,188,000	199,142,000	176,924,000

Net earnings	$129,718,000	$125,776,000	$423,176,000	$375,964,000

Net earnings per average share of common stock (basic)[1]	$0.58	$0.56	$1.88	$1.67

Net earnings per average share of common stock (diluted) [1]	$0.57	$0.56	$1.87	$1.67

Average number of basic shares outstanding for the period	225,042,398	224,471,102	225,019,400	224,650,871

Average number of diluted shares for the period	226,116,889	225,302,958	226,094,676	225,408,709

[1]Per share calculations based on the average number of shares for the period.

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